Exhibit (a)(118)

News Release	Airgas, Inc.
259 N. Radnor-Chester Road
Suite 100
Radnor, PA 19087-5283
www.airgas.com

Media Contact:		Investor Contact:
Jay Worley	Joele Frank / Dan Katcher / Andrew Siegel	Barry Strzelec
jay.worley@airgas.com	Joele Frank, Wilkinson Brimmer Katcher	barry.strzelec@airgas.com
(610) 902-6206	(212) 355-4449	(610) 902-6256

For release:  IMMEDIATELY

AIRGAS COMMENTS ON DELAWARE CHANCERY COURT RULING

Airgas’ Stockholder Rights Plan to Remain in Place

RADNOR, PA — February 15, 2011 — Airgas, Inc. (NYSE: ARG) today commented on the Delaware Chancery Court’s decision upholding the Airgas Stockholder Rights Plan.

The Court’s Order states, “Plaintiff Air Products’ and the Shareholder Plaintiffs’ requests for relief are DENIED in their entirety, and all claims asserted against the current and former Defendants in these actions are DISMISSED WITH PREJUDICE.”

Airgas Chief Executive Officer Peter McCausland said, “We are pleased with the Chancery Court’s ruling, which is consistent with established Delaware precedent.  Airgas’ Stockholder Rights Plan has been in place since 1987 and is an important element of our corporate governance structure.”

McCausland added, “Airgas remains steadfast in its belief that Air Products’ offer is clearly inadequate and is intended only to transfer the value of Airgas to Air Products at a price that does not appropriately compensate our stockholders.  It has always been our objective to create value for our stockholders, and we remain committed to achieving that goal.”

In evaluating Air Products’ most recent offer, Bank of America Merrill Lynch, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. served as financial advisors, and Wachtell, Lipton, Rosen & Katz served as legal counsel to Airgas and its Board of Directors.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies.  Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products.  More than 14,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers.  Airgas also distributes its products and services through eBusiness, catalog and telesales channels.  Its national scale and strong local presence offer a competitive edge to its diversified customer base.  For more information, please visit www.airgas.com.

# # #

This press release does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by Air Products Distribution, Inc., a wholly owned subsidiary of Air Products and Chemicals, Inc., Airgas has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov. Also, materials related to Air Products’ Unsolicited Proposals are available in the “Investor Information” section of the Company’s website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm.

This communication contains statements that are forward looking. Forward-looking statements include the statements identified as forward-looking in the Company’s press release announcing its quarterly earnings, as well as any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company’s press release announcing its quarterly earnings, as well as other factors described in the Company’s reports, including its March 31, 2010 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission. The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. The Company is not waiving any other defenses that may be available under applicable law.